UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 3, 2024

Lancaster Colony Corporation

(Exact name of registrant as specified in its charter)

Ohio	000-04065	13-1955943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

380 Polaris Parkway Suite 400
Westerville Ohio	43082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 224-7141

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	LANC	NASDAQ Global Select Market

Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lancaster Colony Corporation (the “Company”) previously announced the departure of Carl R. Stealey from T. Marzetti Company (“Marzetti”), a wholly owned subsidiary of the Company. On December 3, 2024, Marzetti and Mr. Stealey entered into a Severance Agreement and General Release (the “Severance Agreement”) in connection with Mr. Stealey’s termination without cause.

Pursuant to the Severance Agreement, Mr. Stealey’s employment with Marzetti will end as of the earlier of (a) March 31, 2025 and (b) the date on which Mr. Stealey begins employment with a new employer (the “Final Date of Employment”). Effective December 2, 2024 through the Final Date of Employment (the “Transition Period”), Mr. Stealey will provide support to facilitate a smooth transition. During the Transition Period, Mr. Stealey will continue to receive his regular compensation and benefits as an employee of Marzetti and will receive outplacement services. In consideration for Mr. Stealey’s agreement to enter into a general release and certain other standard terms and conditions, Marzetti will provide Mr. Stealey with the following separation pay and benefits beginning on the Final Date of Employment or as otherwise specified in the Severance Agreement:

(i) severance payments in the form of salary continuation of Mr. Stealey’s regular base compensation over the Company’s regularly scheduled payroll cycle through June 30, 2026;

(ii) assuming Mr. Stealey elects to receive continuation coverage and pays premiums in a timely manner, a COBRA subsidy covering a share of the cost of insurance continuation coverage in the same proportion that the Company paid for Mr. Stealey’s group health, dental and vision insurance premiums prior to the Final Date of Employment until June 30, 2026 or until Mr. Stealey is eligible to receive comparable health insurance benefits from a subsequent employer;

(iii) the annual bonus for the 2024-2025 fiscal year, and the annual bonus for the 2025-2026 fiscal year, paid at target, which is 70% of the Mr. Stealey’s base salary at the Final Date of Employment at the time when the bonus is typically paid after the end of each respective fiscal year;

(iv) two-thirds of Mr. Stealey’s outstanding restricted stock awards issued on August 16, 2022 and one-third of Mr. Stealey’s outstanding restricted stock awards issued on August 15, 2023, will be issued to Mr. Stealey as if vesting occurred on the Final Date of Employment; and

(v) amounts equal to the value of (x) two-thirds of the target number of shares on the grant date of Mr. Stealey’s outstanding performance units issued on August 16, 2022 and (y) one-third of the target number of shares on the grant date of Mr. Stealey’s outstanding performance units issued August 15, 2023, calculated based on the Company’s share price as of the effective date of the Severance Agreement, will be payable to Mr. Stealey within thirty days following the Final Date of Employment.

The foregoing separation pay and benefits are contingent upon Mr. Stealey’s satisfactory performance of certain transition services through the Final Date of Employment. Pursuant to the terms of the Severance Agreement, Mr. Stealey also agreed to certain confidentiality, non-disparagement and non-solicitation covenants.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, which is filed as Exhibit 10.1 and attached hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Confidential Severance Agreement and General Release, effective December 3, 2024, between T. Marzetti Company and Carl R. Stealey

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lancaster Colony Corporation

Date: December 6, 2024	By:	/s/ Matthew R. Shurte
	Name:	Matthew R. Shurte
	Title:	General Counsel and Secretary